UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 1, 2010

DIGIRAD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50789	33-0145723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13950 Stowe Drive

Poway, California 92064

(Address of principal executive offices, including zip code)

(858) 726-1600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On June 2nd and 3rd, 2010, as part of an ongoing review of current market conditions and internal operations, Digirad Corporation, or the Company, reduced its workforce. The reduction was designed to bring the Company’s current operating expenses more in line with its revenues as a result of declines in reimbursement to its physician customers and regulatory uncertainty in the healthcare system that is negatively affecting DIS revenues and camera sales. The Company is continuing its efforts to adjust to the changing market conditions it has experienced in the first half of 2010. The Company anticipates continued investment in its on-going product and technology initiatives, as highlighted by the recent FDA approval of its ergo™ general purpose portable imaging system and anticipates a stronger second half of 2010.

The Company eliminated or changed from full-time to occasional approximately 32 positions and notified the affected employees on June 2nd and 3rd, 2010. The workforce reduction, in connection with related cost saving measures, is expected to achieve annual savings of slightly over $3.0 million. The Company expects to incur restructuring charges of approximately $0.5 million, (which would include severance payments of approximately $0.2 million, a write-off of under utilized cameras and capital equipment of approximately $0.2 million and other related costs of approximately $0.1 million). Almost all of these charges will be incurred during the second quarter of 2010 and be one-time charges. Actual results could differ from these estimates.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 1, 2010, the Company entered into agreements with the Company’s named executive officers providing for 5% reductions to such named executive officers’ annual base salaries, with an effective date of June 3, 2010.

The annual base salaries of our named executive officers have been reduced as follows:

	Base Salary	New Base Salary
Todd Clyde	$335,000	$318,250
Richard Slansky	$255,000	$242,250
Virgil Lott	$220,000	$209,000
Randy Weatherhead	$200,000	$190,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGIRAD CORPORATION

By:	/s/ Todd Clyde
Todd Clyde
Chief Executive Officer

Date: June 7, 2010